As filed with the Securities and Exchange Commission on February 17, 2017

Registration No. 333-149444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUE NILE, INC.

(Exact name of Company as specified in its charter)

Delaware	91-1963165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

411 First Avenue South, Suite 700 Seattle, Washington	98104
(Address of Principal Executive Offices)	(Zip Code)

2004 Equity Incentive Plan

2004 Non-Employee Directors’ Stock Option Plan

(Full title of the plan)

David Binder

Chief Financial Officer

Blue Nile, Inc.

411 First Avenue South, Suite 700

Seattle, Washington 98104

(206) 336-6700

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF COMMON STOCK

On February 28, 2008, Blue Nile Inc. (“Blue Nile” or the “Company”) filed a Registration Statement on Form S-8 (Registration No. 333-149444) (the “Registration Statement”) with the Securities and Exchange Commission to register shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) to be issued pursuant to the 2004 Equity Incentive Plan and 2004 Non-Employee Directors’ Stock Option Plan (the “Plans”). The Company is filing this Post-Effective Amendment to the Registration Statement to deregister the Common Stock not yet issued under the Plans that were previously registered by the Company pursuant to the Registration Statement.

On February 17, 2017, pursuant to an Agreement and Plan of Merger, dated as of November 6, 2016, by and among the Company, BC Cyan Parent Inc., a Delaware corporation (“Parent”) and BC Cyan Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), as it may be amended, supplemented or modified from time to time (the “Merger Agreement”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all Common Stock that remain unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 17, 2017.

BLUE NILE, INC.

By:	/s/ David Binder
Name: David Binder
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.